Exhibit 10.43

BJ SERVICES COMPANY

CHARTER OF THE NOMINATING AND

GOVERNANCE COMMITTEE OF THE

BOARD OF DIRECTORS

This Charter documents the composition, duties and responsibilities of the Nominating and Governance Committee (the “Committee”). This Charter has been adopted by the Board.

COMPOSITION

The Committee shall be elected by the Board and shall be comprised of not fewer than three non-employee Directors who are independent (as defined by the rules of the New York Stock Exchange).

PRIMARY RESPONSIBILITIES AND DUTIES

The primary functions of the Committee are:

•	To identify individuals qualified to become board members, consistent with criteria approved by the Board, and recommend to the Board the slate of director nominees to be proposed by the Board for the next annual meeting of shareholders, and any director nominees to be elected by the Board;

•	To recommend directors to be selected for membership on the various Board committees;

•	To establish the criteria for Board membership;

•	In its search for suitable Board candidates, as the need arises to nominate new candidates, to make efforts to ensure that women and persons from minority racial groups are among those it considers for nomination to the Board.

Governance related matters:

•	Making recommendations to the Board regarding the responsibilities, organization (including size) and membership of all Board committees;

•	Director policies: retirement (e.g., term limit or age cap); and indemnification issues; and

•	Develop and recommend to the full Board corporate governance principles and guidelines.

•	Oversee the evaluation of the Board and management.

The Committee shall keep the full Board informed of the results of its periodic reviews.

The Committee shall conduct an annual performance self-evaluation of the Committee.